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Initial Construction Underway on Dynamic Fuels Plant

GEISMAR, LA – January 13, 2009 – Initial construction is underway in Geismar, Louisiana, for the new plant being built by Dynamic Fuels, a joint venture of Tyson Foods (NYSE: TSN) and Syntroleum Corporation (NASDAQ: SYNM), company officials reported today.

Construction offices are now in place and concrete foundations are being poured for the new facility. The project remains on budget and on schedule for startup in early 2010. Once in operation, the new facility will use Syntroleum’s Bio-Synfining™ Technology to convert animal fats and greases provided by Tyson into ultra-clean renewable diesel and jet fuel.

“There has been great progress in the last 18 months since the formation of Dynamic Fuels, as we have gone from concept to actually pouring concrete for the first renewable synthetic fuels plant in the United States.” said Jeff Bigger, senior vice president of business development for Syntroleum. “With the support of the State of Louisiana, outstanding effort and teamwork from the people working day to day on the project and the support of both Tyson Foods and Syntroleum we have been able to maintain our original project budget, economics and schedule for the Geismar facility.”

Jeff Webster, group vice president of Tyson’s Renewable Products Division, said, “We’re pleased with the progress made on this important renewable fuels project. Tyson is committed to revolutionizing the conversion of raw materials and by-products into high-margin initiatives, and the Dynamic Fuels venture is a cornerstone of this corporate strategy.”

Since the formation of Dynamic Fuels the following milestones have been achieved:

June 22, 2007	Formation of Dynamic Fuels LLC

November 15, 2007	Geismar site selected

February 28, 2008	Awarded Front End Engineering Design to CDI Engineering

March 19, 2008	Applied to Louisiana State Bond Commission for GO Zone Bonds

June 16, 2008	Applied for Air Permit from Louisiana Department of Environmental Quality

June 19, 2008	Bond Commission approved issuance of $100 million of GO Zone Bonds

July 11, 2008	Final Investment Decision approved by Tyson Foods and Syntroleum

August 21, 2008	Awarded construction contract to L-Con Constructors of Houston

September 9, 2008	Received Air Permit from Louisiana Department of Environmental Quality

October 6, 2008	Groundbreaking ceremony with Louisiana Governor Bobby Jindal

October 21, 2008	Issued $100 million in GO Zone Bonds

November 3, 2008	Began installing construction offices on site

December 15, 2008	Poured first concrete foundations

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The project is scheduled for mechanical completion by year end 2009, followed by commissioning, start-up and ramp up to full rate operations by mid-year 2010.

Due to the long lead times required to build some of the process equipment, the company began the bidding process for this equipment in November 2007. To date, Dynamic Fuels has ordered 36 long lead equipment items, including, three reactors, seven storage tanks, 14 heat exchangers, three separators, three pump packages, one membrane unit, two compressor packages and two tank mixers. These items are scheduled for delivery in the 2nd and 3rd quarter of 2009.

The facility cost estimate is $138 million. The project is being funded by cash investments from Tyson Foods and Syntroleum, plus the GO Zone bond proceeds. To date Tyson and Syntroleum have invested a total of $28 million ($14 million each). The GO Zone Bond proceeds were $100 million. Tyson and Syntroleum agreed a projected December 30, 2008 cash investment was not needed and that remaining investments would be made as the cash is needed to meet project expenses.

Staffing with permanent plant personnel is expected to start mid-year 2009 as construction progresses and plant start-up begins to approach.

Updates on the project and its progress will be occasionally posted on the Dynamic Fuels website www.dynamicfuelsllc.com.

About Tyson Foods, Inc. (NYSE: TSN)
Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 90 countries. The company has approximately 107,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

About Syntroleum (NASDAQ: SYNM)
Syntroleum Corporation owns the Syntroleum® Process for converting synthesis gas derived from biomass, coal, natural gas and other carbon-based feedstocks, and the Bio-Synfining™ technology for converting animal fat and vegetable oil feedstocks into synthetic liquid hydrocarbons.  The Company plans to use its technology to develop and participate in synthetic and renewable fuel projects utilizing the Company’s technology in a number of global locations.

Forward Looking Statements
This document includes forward-looking statements as well as historical information. These forward-looking statements may include statements relating to costs, timing and production of the fuel plant; job creation from plant; and fuel characteristics, benefits and uses. Forward-looking statements are by nature estimates and actual results may differ.

Contacts
For Tyson: Gary Mickelson, 479-290-6111
For Syntroleum: Ron Stinebaugh, 918-764-3406